Exhibit 8.2

Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

March 1, 2018

HSBC USA Inc. 452 Fifth Avenue New York, New York 10018

Re:	HSBC USA Inc. – Notes, Series 1, and Warrants, Series 1

Ladies and Gentlemen:

We are rendering this opinion as special United States federal income tax counsel to HSBC USA Inc. (the “Company”), a Maryland corporation, in connection with the filing of the Company’s shelf registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement registers an unspecified aggregate principal amount of the Company’s senior and subordinated unsecured debt securities and an unspecified aggregate principal amount of the Company’s warrants issued under the warrant indenture dated as of May 16, 2016, each of which may be issued by the Company from time to time.

We have reviewed the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectus supplement for Notes, Series 1 (the “Notes”) dated February 26, 2018 (the “Notes Prospectus Supplement”), to the prospectus of the same date (the “Prospectus”). Based upon current law, we confirm that the statements of United States federal income tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Notes Prospectus Supplement, subject to the limitations and qualifications contained therein, are a fair and accurate summary of the matters stated therein. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

In addition, we have reviewed the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectus supplement for Warrants, Series 1 (the “Warrants”) dated February 26, 2018 (the “Warrants Prospectus Supplement”), to the Prospectus. Based upon current law, we confirm that the statements of United States federal income tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Warrants Prospectus Supplement, subject to the limitations and qualifications contained therein, are a fair and accurate summary of the matters stated therein. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

Mayer Brown LLP operates in combination with other Mayer Brown entities (the "Mayer Brown Practices"), which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

HSBC USA Inc.
March 1, 2018
Page 2

We hereby consent to the use of our name under the headings “U.S. Federal Income Tax Considerations” and “Legal Opinions” in the Notes Prospectus Supplement, the Warrants Prospectus Supplement and Prospectus filed with the Registration Statement, respectively. We further consent to your filing a copy of this opinion as Exhibit 8 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the headings “U.S. Federal Income Tax Considerations” set forth in each of the Notes Prospectus Supplement and the Warrants Prospectus Supplement filed as of the date hereof.

Very truly yours,

/s/ Mayer Brown LLP